Kern Capital Management LLC

Code of Ethics

February 15, 2005

I.	Introduction

This Code of Ethics (the “Code”) has been adopted by Kern Capital Management LLC (“KCM” or Adviser”) primarily for the purpose of providing rules for employees with respect to their personal securities transactions. KCM is a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). Accordingly, KCM and its employees are subject to certain standards of conduct with respect to activities relating to all of KCM’s advisory clients. KCM also serves as a sub-adviser to registered investment companies and as such is required to adopt a code of ethics in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

II.	Background

The investment management industry is closely regulated under the provisions of the Advisers Act and the 1940 Act, and by the regulations and interpretations of the Securities and Exchange Commission (the “SEC”) under those statutes. Transactions in securities are also governed by the provisions of the Securities Act of 1933 (the “Securities Act”), and the Securities Exchange Act of 1934 (the “Exchange Act”) as well as by state laws. The rules of conduct set forth in this Code are based in large part on rules of law and legal concepts developed under those statutes. These legal concepts do not remain static, and further developments of the law in these areas may be expected. The Code was written to conform to an extensive set of recommendations developed by the Investment Company Institute in 1994. Employees of KCM should conduct business so as to avoid not only any violation of law, but also any appearance of violation or grounds for criticism.

III.	Scope of the Code of Ethics

The Code covers two general topic areas. First, it includes some broad prohibitions against fraudulent conduct in connection with clients of KCM. Because fraudulent conduct can take many forms as noted above, the Code cannot reasonably contain an all-inclusive list of potentially fraudulent actions or omissions.

Second, the Code includes specific rules, restrictions and reporting obligations with respect to personal securities transactions. These restrictions are intended to address any potential conflicts of interest, or any appearances of conflicts of interest, involving the securities trading which KCM undertakes on behalf of its clients and personal securities trading by the employees of KCM and other persons subject to this Code. The Code seeks to assure that trading on behalf of clients is given priority over trading for personal accounts, and that trading for personal accounts does not take place at a time, which could adversely affect the trading for clients. The Code is also intended to assure that KCM personnel do not misuse material, non-public information concerning issuers or securities. This misuse might, for example, take the form of either personal securities trading or “tipping” other persons concerning the material, non-public information.

As required by the 1940 Act and the Advisers Act, most persons covered by this Code are also required to report their personal securities transactions to KCM. These reports will be reviewed by the Compliance Officer at KCM to determine whether the information suggests any possible violation of this Code. The staff of the SEC also reviews these reports when the SEC undertakes compliance examinations of KCM. In addition, the reporting requirements serve to create greater consciousness of possible conflicts and, at the same time, provide a means to detect and correct possible problems. The reporting system is an essential part of this Code and must be strictly adhered to, without exception.

IV.	Who is Subject to this Code of Ethics?

All employees of KCM are subject to this Code. Temporary or part-time employees may also be considered employees subject to certain or all provisions of this Code depending upon their responsibilities. The Code establishes policies and procedures for preventing insider trading by KCM’s personnel and for preventing misuse of material, non-public information by those persons.

Rule 17j-1 under the 1940 Act requires that a Code of Ethics be established to govern certain activities of officers and employees of an investment company and its sub-adviser. These persons are referred to in this Code as “Access Persons”. Among other matters, Access Persons must report their personal securities transactions to their employers.

Separately, Rule 204A-1 under the Advisers Act requires that “Access Persons” of an adviser report their personal trading activity. Further, Section 204A of the Advisers Act requires investment advisors to adopt policies to prevent insider trading and the misuse of material, non-public information by their employees and other “Associated Persons”. The term “Access Persons” as used in this Code of Ethics is deemed to include both Rule 17j-1 and Rule 204A-1 Access Persons.

V.	Legal Concepts

Important legal concepts under which KCM conducts its businesses are described below.

A.	Fiduciary Duty. Investment advisers owe a fiduciary duty to their clients. This means a duty of loyalty, fairness and good faith toward clients, and a corresponding duty on the part of the adviser not to do anything prejudicial to or in conflict with the interests of clients. This is a higher standard than that applicable to ordinary arm’s length business transactions between persons who do not owe a fiduciary duty to the other parties. Fiduciary principles reflect the following: (1) the duty at all times to place the interests of KCM’s clients first; (2) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and (3) the fundamental standard that KCM personnel should not take inappropriate advantage of their positions.

B.	Fraud and Deceit; Inside Information. The various securities laws contain broad provisions prohibiting fraud or deceit or “any manipulative or deceptive device or contrivance” in connection with securities transactions and giving of investment advice. It is under these broad general provisions that the SEC and private individuals have successfully brought many of the important cases in the securities field that have received so much publicity in recent years, including cases on improper use of material, non-public (“inside”) information (as defined below). The Advisers Act requires investment advisers to adopt, maintain and enforce written policies and procedures to prevent insider trading by employees. The policies and procedures in this Code are intended to meet this requirement.

C.	Underwriting, Manipulation. Although not discussed elsewhere in this Code, Access Persons should be extremely careful not to engage in any activities, particularly in connection with new offerings, that could be construed as participating as an underwriter in violation of the Securities Act. Care must always be taken to avoid market manipulation, which is strictly prohibited by law.

These general prohibitions are basically the same as those in the federal securities laws, and are intended to reflect the expansive and flexible nature of the restrictions, which are applicable to the activities of KCM. All personnel of the Adviser shall at all times comply with the applicable federal securities laws.

VI.	Enforcement of the Code.

The enforcement of these rules and procedures is the responsibility of KCM’s Compliance Officer. As this Code emphasizes, personal trading must always be carried on in good judgment and good faith. It is obvious that all possible situations cannot be covered by this Code and that under special circumstances, exceptions may occasionally be appropriate. Any Access Person contemplating a transaction, or anyone who has any other question as to any part of this Code or KCM’s policy should consult with the Compliance Officer. If the Compliance Officer is absent or unavailable, contact a Managing Member of KCM for assistance in this regard.

A.	Reporting. This Code of Ethics includes requirements for an initial certification of securities holdings at the time of hire, pre-approval of personal securities trades, informing the Compliance Officer of pre-approved trades that are not executed, reports of personal securities transactions, and an annual certification of all personal securities holdings. Late reports, unreported transactions, unapproved transactions and repeated violations of the Code of Ethics are all bases upon which sanctions may be imposed as generally described below. Refer to Section XI: Reporting and Certification.

B.	Code Violations. A person charged with a violation of this Code will have the opportunity to meet with the Compliance Officer, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe. The Counsel to the Adviser shall be advised promptly of the initiation and outcome of any enforcement actions hereunder.

C.	Sanctions. Upon determining that a material violation of this Code of Ethics has occurred, KCM may impose such sanctions, as it deems appropriate, including, among other matters, a letter of censure or suspension or termination of the employment of the violator.

Careful adherence to this Code is one of the basic conditions of employment by KCM. As noted at the beginning of this Code, an Access Person is liable to be subject to sanctions for conduct inconsistent with this Code.

In addition, certain violations of this Code (including the late filing of transaction reports) may also involve violation of laws, with the possibility of civil and/or criminal penalties.

D.	Penalties. Under the various federal securities statutes, penalties that may be imposed for insider trading or other violations include civil liability for damages, temporary suspension or permanent prohibition from engaging in various aspects of the securities or investment advisory businesses and criminal penalties. Among other matters, penalties for insider trading and misuse of material, non-public information include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided whether or not the person actually benefited and fines for the employer or other controlling person of up to $1 million or three times the amount of the profit gained or loss avoided.

Under certain circumstances, profits received by an Access Person in connection with unapproved transactions may have to be disgorged to the benefit of client accounts.

VII.	Definitions.

A.	“Access Person” . KCM has decided that all of its respective members, officers and employees should be considered “Access Persons” with respect to this Code of Ethics and in connection with the reporting of personal securities transactions. KCM believes that this universal coverage is appropriate given the subject matter of the Code of Ethics and the fact that it does not represent an unreasonable burden upon the employees of KCM. (1940 Act, Rule 17j-1) (Advisers Act, Rule 204A-1).

B.	“Affiliated Person” of another person (1940 Act, Section 2(a)(3)) means:

(a) any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

(b) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

(c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; and

(d) any officer, director, partner, co-partner or employee of such other person.

(e) if such other person is an investment company, an investment adviser thereof.

C.	“Associated Person” means any officer or member of KCM (or any person occupying a similar status of performing similar functions), any person directly or indirectly controlling, or controlled by KCM, including any employee thereof. (Advisers Act, Section 202(a)(17))

D.	“Automatic Investment Plan” means a program in which regular purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

E.	“Beneficial Ownership” In general, a person is considered to have “beneficial ownership” of securities when that person (a) has the power to dispose of or to vote such securities, and (b) when that person has a pecuniary (i.e., economic) interest in the securities. Beneficial Ownership shall be interpreted in the same manner as it would be in under Rule 16a-1(a) (2) under the Exchange Act.

F.	“Direct or Indirect Beneficial Ownership” This Code of Ethics extends to the ownership of and transactions in securities either by the Access Person for his or her own account, or for the account of a member of his or her family, or for any account in which such Access Person or a member of his or her family may have an interest, including IRAs, partnerships, trusts, etc. Consult the Compliance Officer for clarification as necessary.

G.	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. (Section 2(a)(9) of the 1940 Act).

H.	“Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act.

I.	“Purchase or Sale of a Security” includes, among other acts, the writing or acquisition of an option to purchase or sell a Security.

J.	“Insider” means an Access Person of KCM or any Affiliated Person of KCM and any member of his or her immediate family. Additionally, a person is deemed an “Insider” if he enters into a special confidential relationship in the conduct of the affairs of KCM, or any Affiliated Person thereof, and as a result is given access to material, non-public information. Examples of such insiders include accountants, consultants, advisors, attorneys, bank lending officers, and the employees of such organizations.

K.	“Insider Trading” means the use of material, non-public information to trade in a Security (whether or not one is an Insider) or the communication of material, non-public information to others. While the meaning of the term is not static, “Insider Trading” generally includes:

(a) trading in a Security by an Insider, while in possession of material, non-public information;

(b) trading in a Security by a person who is not an Insider, while in possession of material, non-public information, where the information either was disclosed to such person in violation of an Insider’s duty to keep it confidential or was misappropriated; and

(c) communicating material, non-public information to any person, who then trades in a Security while in possession of such information.

L.	“Material information” means information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Examples of material information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals of agreements, major litigation, liquidation problems, and extraordinary management developments.

M.	“Member of immediate family” means a person’s spouse, children under the age of twenty-five years residing with such person, and any trust or estate in which such person or any other member of his immediate family has a substantial beneficial interest, unless neither such person nor any other member of his immediate family is able to control or participate in the investment decisions of such trust or estate.

N.	“Non-public information” means information that has not been effectively communicated to the market place.

VIII.	General Restrictions

A.	Restrictions Under Rule 17j-1(b) of the 1940 Act

No Access Person may:

(a) employ any device, scheme or artifice to defraud clients of KCM;

(b) make to any client of KCM any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

(c) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client of KCM; or

(d) engage in any manipulative practice with respect to any client of KCM.

Any violation of the above shall be considered a violation of this Code.

B.	Personal Trading Prohibitions. The following rules are intended to prevent any Access Persons from using their relationship with KCM to obtain advantageous treatment to the detriment of the interests of any clients.

(a) “New Issues”. No Access Person may purchase any Security in any initial public offering.

(b) Dealings With Clients. No Access Person may knowingly sell any Security to any client or knowingly purchase any Security from any client.

(c) Restricted Securities. Unless excepted by Section X.A.(c) no Access Person will be allowed to purchase Securities that are held within Client Accounts or U.S. traded equity securities whose market capitalization at the time of the Access Person’s purchase is within the bottom 15% of the total market capitalization of all U.S. equity securities. KCM will provide restricted market capitalization ranges to its employees quarterly.

(d) Short-Term Trading. KCM believes that personal short-term trading may increase the risk of problems arising under the rules of this Code. While KCM leaves the extent of trading to an individual’s judgment, consistent with his or her objectives and past trading practices, all Access Persons are on notice that such short-term trading practices will be periodically reviewed. In the event that an Access Person owns Restricted Securities, no individual will be allowed sell the same (or equivalent) Securities within sixty (60) calendar days of purchase (See X. B (c)). In the case of any individual whose trading is deemed to be:

(1) excessive; or

(2) causing or giving the appearance of conflict of interest with any clients’ accounts; KCM will require that individual to reduce or eliminate this short-term trading activity.

C.	Non-public Information. The following issues should be kept in mind when considering material, non-public information:

(a) An Insider shall use due care to ensure that material, non-public information remains secure and shall not divulge to any person any material, non-public information, except in the performance of his or her duties or to the extent such individual discusses the matter with the Compliance Officer. For example, files containing material, non-public information should be sealed, and access to computer files containing material, non-public information must be restricted.

(b) No Insider shall engage in Insider Trading, on his or her own behalf or on behalf of others.

(c) No Access Person may use any material, non-public information, no matter how acquired, in his or her own transactions or in the discharge of his or her responsibilities to any clients of KCM.

(d) Information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration by KCM on behalf of any clients, whether or not actually authorized, must be kept confidential. An Access Person shall not divulge to any person, contemplated or completed securities transactions of Clients of the Adviser, except in the performance of his or her duties, unless such information previously has become a matter of public knowledge. Research information on portfolio issues must not be divulged to persons who do not have a need to know such information in connection with their employment by KCM. In addition, information about clients is confidential and must not be disclosed. Access Persons must use care in keeping information confidential.

Questions regarding whether the information is material and/or non-public should be directed to the Compliance Officer.

IX.	Restrictions and Exemptions on Personal Securities Transactions.

A.	Direct or Indirect Beneficial Ownership. Purchases and sales of Securities by an Access Person for his or her own account, for the account of a member of his or her family or for any account in which such Access Person or a member of his or her family may have a direct or indirect beneficial ownership interest, are subject to the personal securities transaction rules (except for transactions in exempt securities, described below). Most transactions are also subject to the reporting requirements of Section XI below.

B.	Exempted Securities. Notwithstanding section VIII, trading in the following securities is exempted from the prior clearance requirements and other restrictions of this Section:

(a) Open-end Mutual Funds (investment companies registered under the 1940 Act will be referred to as “Mutual Funds”). This exception does not apply to the purchase and redemption of the shares of Mutual Funds managed by the Adviser (“Client Mutual Funds”).

You should note that quarterly reports required in Section XI must include all purchase and redemption transactions by an Access Person in the shares of any Client Mutual Funds. Purchases and redemptions of the shares of other open-end Mutual Funds and Client Mutual Funds that are purchased through the Kern Capital Management 401k Profit Sharing Plan are exempt from the quarterly reporting requirement, but transactions in the shares of closed-end mutual funds and unit investment trusts must be both pre-approved and reported quarterly.

(b) Government securities;

(c) Short-term money market instruments such as bankers’ acceptances, repurchase agreements and commercial paper; and

(d) Bank certificates of deposit and bank deposit accounts.

C.	Exempted Transactions. Notwithstanding section VIII, the following transactions are exempted from the prior clearance requirements and other restrictions of Section X hereof:

(a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b) Purchases or sales of securities which are not eligible for purchase or sale by any clients of KCM (i.e. foreign listed securities, U.S. Government obligations, money market, short and long-term fixed income obligations).

(c) Purchases or sales which are nonvolitional.

(d) Purchases that are part of an automatic investment plan.

(e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were required from such issuer, and sales of such rights to acquired.

(f) Purchases or sales which receive the prior approval of the Compliance Officer of KCM on the basis that the potential for harm to any clients of KCM is remote because the transactions would be very unlikely to affect market price or liquidity, or because they clearly are not related economically to the securities to be purchased, sold or held by clients of KCM.

D.	Special Rule for Disinterested Members of KCM.

Transactions in securities by a member of KCM who is not an employee (“Disinterested Members”) are not subject to the requirements of Section X hereof if the Disinterested Member is an Access Person solely by reason of his or her ownership of KCM, except where at the time of such transactions the Disinterested Member knew, or, in the ordinary course of fulfilling his or her official duties as a member should have known, that during the 15-day period immediately preceding or after the date of the Disinterested Member’s transaction in a security that such security was or was to be purchased or sold or such purchase or sale was considered by KCM on behalf of any clients. Disinterested Members are nevertheless still required to report their securities holdings and transactions as required under Section XI of this Code of Ethics.

X.	Restrictions on Personal Securities Transactions.

The following are specific restrictions relating to personal securities transactions of all persons covered by this Code.

A.	Prior Clearance Procedure.

(a) Prior to effecting a transaction in a Security, an Access Person must notify in writing the Compliance Officer, or in his absence Robert Kern or David Kern, of the proposed transaction, including the name, title, and amount of the security involved, and market capitalization eligibility using the PreApproval Form. Transactions in Client Mutual Funds must also be pre-approved (including transfers and rebalancing of Client Mutual Funds in the KCM 401(k) plan). Access Person shall confirm with the appropriate head trader and senior portfolio section manager that the security has not been traded within the past seven calendar days, and is not under consideration for trading. For all trades, the Compliance Officer will determine whether such proposed transaction would or would not be consistent with this Code. Such conclusion shall be promptly communicated in writing to the Access Person making such request, at which point the Access Person may execute the trade if approved.

Any approval that is granted will be good for one business day only, following which the approval will no longer be valid and the Access Person will be required to reapply for approval if the pre-approved transaction has not been executed. If the employee does not execute the pre-approved transaction on that day, he or she must inform the Compliance Officer by the next day. The Compliance Officer will note on the Pre-Approval Form that the transaction was not executed. Notwithstanding prior approval, the Access Person is responsible for insuring that the transaction complies with the letter and spirit of this Code and all applicable laws. KCM shall maintain written records of such actions, which records shall be made available in the manner required by Rule 17j-1 of the 1940 Act.

(b) Private Placement Transactions. The prior clearance procedure described in subsection (a) above includes transactions by Access Persons in a private placement. In connection with a private placement acquisition, the compliance officer, head trader and the senior section portfolio manager will take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an Access Person by virtue of his or her position with KCM.

Access Persons who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Access Person takes part in the Mutual Funds Client’s subsequent investment in the same issuer. In such a circumstance, the determination to purchase securities of that issuer for a Mutual Fund Client will be subject to an independent review by personnel of KCM with no personal interest in the issuer.

(c). Exceptions to Restricted Securities Prohibition. Upon request by an Access Person, KCM may in its discretion, waive compliance with the prohibition against transactions in Restricted Securities. Such waiver will be made on an account by account basis and will be based on such factors the Compliance Officer shall determine such the Access Person’s limited ownership and control of the account, the extent of financial interest in the account by the Access Person and the extent to which other provisions of this Code are adequate to ensure that the firm client’s are not disadvantaged in any way by the trading in such securities. Such waivers, if any, will be made at the discretion of the Compliance Officer, the President and the Chief Executive Officer of KCM. Such waivers are subject to annual approval and may be rescinded at any time. In the event such a waiver is granted, the account will be subject to all other personal trading restrictions and reporting requirements, including compliance with all prior clearance, blackout and reporting requirements. The Compliance Officer will monitor the trades of the Access Person granted such a waiver to ensure that clients are not disadvantaged.

B.	Limitations on Prior Clearance of Purchases and Sales of Securities.

Any profits realized by an Access Person on trades prohibited by this section must be disgorged by the Access Person to the benefit of the clients. The Compliance Officer may make exceptions to disgorgement in extraordinary circumstances.

(a) Restricted Securities. No Access Person will be allowed to purchase Securities that are held within Client Accounts or that are considered small capitalization securities (U.S. traded securities whose market capitalization at the time of purchase is in the bottom 15% of all U.S. traded securities). See definition of Restricted Securities (Section VIII B (c)).

(b) Personal Trading Blackout Periods. An Access Person may not be granted prior clearance to execute a securities transaction on a day during which any clients have a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. In addition, Access Persons may not buy or sell a security within at least seven calendar days before and after the clients have traded in that security.

(c) Restrictions on Short-Term Trading. In addition to the blackout periods described above in subsection (a), Access Persons will not be allowed to sell the same (or equivalent) Restricted Securities within sixty (60) calendar days of purchase.

C.	Other Transactions and Restrictions.

(a) Short Sales. Short sales will be permitted by Access Persons on a limited basis subject to the blackout and “short-term” trading restrictions listed in Section (b) above. Short sales are not permitted by Access Persons in Restricted Securities. Short sales will require the pre-approval of both the Compliance Officer and the Chief Executive Officer of KCM.

(b) Convertible Securities and Commodity or Securities Derivatives. The foregoing restrictions in this Code also apply to any purchase or sale of a security which is convertible into, exchangeable or exercisable for a security, securities, index or commodity that is being purchased or sold, or is actively being considered for, purchase or sale, for client accounts.

(c) Purchases of Securities During an Initial Public Offering. Access Persons are prohibited from acquiring any securities in an initial public offering. This restriction is imposed in order to preclude any possibility of an Access Person profiting improperly from his or her position on behalf of KCM clients.

(d) Service as a Director. Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization in accord with the general procedures with this Code of Ethics relating to personal securities transactions. The consideration of prior authorization will be based upon a determination that the board service would be consistent with the interests of KCM clients. In the event that board service is authorized, Access Persons serving as directors should expect to be isolated from other Access Persons making investment decisions with respect to the securities of the company in question, through the use of ‘Chinese Wall” or other appropriate procedures to be considered and placed into effect at the time.

XI.	Reporting and Certification Requirements.

A.	Initial and Annual Disclosure of Personal Holdings. Within 10 days of commencement of employment with KCM, an Access Person will be required to disclose in writing all personal securities holdings beneficially owned by the Access Person, which information needs to be current as of a date no more than 45 days prior to the date the person becomes an Access Person. This disclosure must include the following information: (i) the title, number of shares and principal amount of each security (other than exempt securities described in section IX) in which the Access Person had any direct or indirect beneficial ownership when the person became employed by KCM; (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the Access Person began employment with KCM, and (iii) the date that the report is submitted by the Access Person. In addition, each Access Person will be required to submit on an annual basis an updated listing of those personal securities holdings. Forms for this purpose are available from the Compliance Officer, and are to be completed and returned to the Compliance Officer. The annual updated lists are to be submitted no later than January 30, with a listing as of the immediately preceding December 31 year-end date.

B.	Quarterly Reports. Under this Code, all employees are considered “Access Persons,” and are required to prepare and file records of any transaction in which the Access Person had a beneficial ownership. If no transactions occurred during the period, check the box on the report to indicate this. All employees must file a report with the Compliance Officer within twenty (20) calendar days after the end of each calendar quarter.

Each report must contain the following information:

(a) the date of the transaction, the title and the number of shares (or the principal amount), the interest rate or maturity date if applicable, of each security involved;

(b) the nature of the transaction (e.g., purchase, sale, option or any other type of acquisition or disposition);

(c) the price at which the transaction was effected; and

(d) the name of the broker, dealer or bank with or through whom the transaction was effected; and

(e) provide copies of confirmations after receipt and monthly statement with report.

(f) The date that the report is submitted and signed by the Access Person.

At the option of the reporting person, the SEC allows the quarterly report to contain a statement declaring that the reporting of any transaction is not to be construed as an admission by the reporting person that he or she has any direct or indirect beneficial ownership in the security. Using that disclaimer language may be useful in an unclear situation to avoid a potential risk in not reporting a transaction while at the same time avoiding prejudicing any position the person may take or later seek to take with respect to ownership status. Where a report made to the Compliance Officer would duplicate information recorded pursuant to Rule 204-2(a)(13) under the Advisers Act, no Access Person will be required to make a report.

C.	Confirmations and Account Statements. In accordance with the Reporting and Certification requirements of Section XI B (e) above, Access persons should direct their brokerage firm/financial institution to have copies of all trade confirmations and monthly account statements sent directly to the Compliance Officer.

D.	Exemptions from Quarterly Reporting. Quarterly Reports are not required with respect to any of the following:

(a) transactions in securities which are direct obligations of the United States;

(b) transactions in open-end Mutual Funds (except for Client Mutual Funds); or

(c) transactions over which the reporting person does not have any direct or indirect influence or control; or

(d) transactions in Client Mutual Funds through the Kern Capital Management LLC 401k Profit Sharing Plan. Profit sharing plan activity reports are received directly from the Plan Administrator to the Compliance Officer and are reviewed quarterly.

(e) transactions effected pursuant to an Automatic Investment Plan

Please note that there are categories of securities, or particular transactions, which are not subject to the restrictions of Section X above (e.g., purchases under an automatic dividend reinvestment plan) but which are subject to the reporting requirement of this Section XI.

E.	Reports of Violations. In addition to the quarterly reports required under this Section, Associated Persons and Access Persons promptly shall report any transaction, which is, or might appear to be, in violation of this Code. Such report shall contain the information required in quarterly reports.

XII.	Other Rules.

A.	Gifts and Other Preferential Treatment. An Access Person may not in relation to the business of KCM seek or accept from any broker or dealer, other financial institution or supplier or contractor to KCM,

(a) any gifts of material value (i.e., in excess of $100 per year), or;

(b) any sort of preferential treatment from, or special arrangements with the institution or supplier.

Any Access Person who receives an offer for a gift or bequest of material value from any such party should promptly report it to the Compliance Officer.

B.	Finder’s Fees. Access Persons should not become involved in negotiations for corporate financing, acquisitions or other transactions for outside companies (whether or not held by clients of KCM) without the prior permission of the Compliance Officer. Specifically, no finder’s or similar fee in connection with any such transactions may be negotiated or accepted without prior permission.

XIII.	Recordkeeping

A.	The Compliance Officer shall keep the following records:

(a) a copy of each Code of Ethics that is in effect, or at any time within the past five years was in effect, maintained in an easily accessible place;

(b) a record of any violation of the Code and of any action taken as a result of the violation, maintained in an easily accessible place for a least five years after the end of the fiscal year in which the violation occurs;

(c) a copy of each report made by Access Persons maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in a easily accessible place;

(d) a record of all persons currently or within the past five years who are or were required to make report or who are or were responsible for reviewing these reports, maintained in a easily accessible place;

(e) a copy of every report required by Section XIV (E) of the Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(f) a copy of all preclearance approvals for the acquisition of private placements and reasons for the approval for at least after the end of the fiscal year in which the approval is granted.

XIV.	Oversight Of Code Of Ethics

A.	The Compliance Officer shall be responsible for approving preclearance requests and reviewing report of securities holdings, brokerage confirmations and periodic statements to determine whether all Access Persons are complying with the Code. The Compliance Officer’s personal trading shall be reviewed by one of the Managing Members of KCM.

B.	The Compliance Officer shall identify all Access Persons and inform them of their reporting and other obligations under the Code.

C.	The Compliance Officer shall maintain a current list of All Access Persons.

D.	The Compliance Officer shall periodically report to the Managing Members of the Adviser regarding the administration of the Code of Ethics.

E.	The Compliance Officer and/or Managing Members of the Adviser shall submit a written report to the Board of Directors and Compliance Officer of each mutual fund client of the Adviser: (i) describing any issues arising under the Code of Ethics since the last such report, including, but not limited to, information about material violations of the Code by Access Persons and sanctions imposed in response to the material violations; and (ii) certifying that the Adviser has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

F.	The Compliance Officer shall promptly notify and provide to Board of Directors and Compliance Officer of each mutual fund client of the Adviser, any material changes to Code of Ethics.

F.	Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not be against the interest of any client. The Compliance Officer shall prepare and file a written memorandum of any exemption granted describing the circumstances and reasons for the exemption.